Exhibit 5.1.0
KELLEY DRYE & WARREN LLP

June 20, 2013
Board of Directors
GrafTech International Ltd.
12900 Snow Road
Parma, Ohio 44130

Ladies and Gentlemen:

We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (the “Issuer”), and the following wholly-owned direct and indirect subsidiaries of the Issuer (collectively, the “Guarantors,” and together with the Issuer, the “Registrants”): GrafTech Finance Inc., GrafTech Holdings Inc., GrafTech USA LLC, Seadrift Coke LLP, Fiber Materials, Inc., GrafTech Global Enterprises Inc., GrafTech International Holdings Inc., GrafTech DE LLC, GrafTech Seadrift Holding Corp, GrafTech International Trading Inc., GrafTech Technology LLC, GrafTech NY Inc. and Graphite Electrode Network LLC, in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), to which this opinion is an exhibit, relating to the registration of up to $300,000,000 aggregate principal amount of 6.375% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees thereof (the “Guarantees”), of the Issuer and the Guarantors, respectively.
We have examined: the Articles of Incorporation of each of the Registrants; the By-Laws of each of the Registrants; minutes of corporate proceedings of each of the Registrants relating to the subject matter of this opinion, as made available to us by the officers of the Registrants; an executed copy of the Registration Statement and a copy of each of the exhibits thereto (including the indenture described in the Registration Statement, the “Indenture”), in each case in the form filed with the Commission; a good standing certificate of each of the Registrants as of a recent date; and such matters of law deemed necessary by us in order to deliver this opinion. We have assumed, without independent verification or having any duty to verify, that all documents mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than the Registrants) and are enforceable against such parties. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Registrants.

We express no opinion concerning any law of any jurisdiction other than (i) the federal laws of the United States of America and (ii) the Delaware General Corporation Law and the New York Business Corporation Law.
We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally in effect from time to time and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.
Based on the foregoing and solely in reliance thereon, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Exchange Notes and the Guarantees to be issued under the Indenture, when (A) the trustee under the Indenture is qualified to act as trustee under the Indenture, (B) the trustee has duly authorized, executed and delivered the Indenture, (C) the Indenture has been duly authorized, executed and delivered by the Issuer, (D) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (E) the Exchange Notes and Guarantees have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture, such Exchange Notes and Guarantees will be validly issued and will constitute valid and binding obligations of the Registrants, enforceable against the Registrants in accordance with their terms.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Very truly yours,

/s/ Kelley Drye & Warren LLP
Kelley Drye & Warren LLP